EX-99.B(j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 7 to the registration statement on Form N-1A ("Registration Statement") of our report dated February 4, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of the PBHG Insurance Series Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 24, 2000